Exhibit 99.1

PRESS RELEASE

Commodore Applied Technology and Commodore Advanced Sciences to Discontinue Operations

Delaware, December 31, 2011 – Commodore Applied Technology and its wholly owned subsidiary, Commodore Advanced Sciences, announced today that it will discontinue operations and cease to be an operating entity effective December 31, 2011.

On June 30, 2011 Commodore’s Oak Ridge, TN ETTP subcontract with Bechtel Jacobs was not renewed due to Bechtel’s loss of its long held contract at Oak Ridge, severely eliminating virtually all of Commodore’s environmental services revenues. While Commodore’s other business line, its leadership patented Solvated Electron Technology (SET), is being successfully deployed in several projects, Commodore lacks the resources on its own to sustain the required investment in developing the market for the technology.

Commodore’s remaining small end of life services contracts have been transitioned to customers and employees at no cost. Commodore’s SET technology is being purchased by Oasis Systems LLC, a Lexington, MA Department of Defense contractor. The proceeds from the sale of the SET technology will go to Commodore’s sole Noteholder as small fractional settlement to all its Notes.